EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Mix 1 Life, Inc. acquires BrandMark Products, Inc.

Mix 1 Life, Inc. Announces acquisition of Scottsdale based BrandMark Products Inc.

SCOTTSDALE, AZ (October 11, 2016) –Mix 1 Life, Inc. (OTC: MIXX) announced today that it has acquired 100% of the shares of Scottsdale, AZ based BrandMark Products, Inc. BrandMark is an international distributor and sales agency of snack foods, beverage products and sports nutritional products. Its distribution and sales portfolio include world famous brands such as: Jim Beam Snacks, Sauza Tequila Snacks, Canadian Club Snacks, Lionel Messi Foot Bubble Products, Core Health Products and Disney “Superband” Product Line. The combined Company has contracts in place that will generate in excess of $100 million in distribution revenue over the next several years.

BrandMark President and CEO, Jerry Dellaportas said “We are thrilled with the acquisition of BrandMark by Mix 1 Life” Mr. Dellaportas went on to say “The synergies between our two companies target the fastest growing segments in the CPG industry and I look forward to serving our shareholders and employees as its new CEO” Mix 1 Life, Inc. outgoing Chief Executive Officer Cameron Robb said: “I am pleased to announce this acquisition. It has always been our strategy from the beginning to expand our product and distribution offering with blue chip signature brands. BrandMark Products and its management team were a perfect fit to help us continue to execute this strategy and push Mix forward.”

Full details of the transaction can be found in the subsequent 8k filing.

About Mix 1 Life, Inc.

Mix1 Life, Inc., ("MIXX" or "mix1"), is the innovator and distributor of mix1 natural nutritional products. Here at mix1 the philosophy is pretty simple: we only create products with natural, high-quality ingredients that are truly functional. We believe natural products are better than artificial ones and are the key to leading a healthy balanced life. As a company we want to improve people's lives by promoting active lifestyles and overall health. Mix1 has the perfect mix to fit your life and schedule. Never again will you miss getting the necessary nutrients because you were too busy to eat. We strive to help you make healthy choices during your busy day in order to help you feel your best not only today, but every day.

For additional information on Mix 1 Life Inc. please visit www.mix1life.com

Forward-Looking Statement

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause actual performance to be materially different from what is projected and planned. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the risk that information and data provided by third-parties is inaccurate, as the Company undertakes no obligation to independently verify such information or assure the timeliness of such information, the inherent uncertainties associated with smaller reporting companies, including without limitation, other risks detailed from time to time in the Company's periodic public disclosures filed with OTC Market Groups, Inc. and available online at www.otcmarkets.com.

Contact:

Mix 1 Life, Inc.

Sean Stephenson

480.344.7770

seans@mixxbeverage.com